Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (the “Agreement”) is made by and between Thomas McKinlay (“McKinlay”) and FutureFuel Chemical Company, a Delaware corporation (the “Company”) (together referred to herein as the “Parties”). When used herein, the term “Company” includes each and every parent, subsidiary, and other corporate affiliate, and each of their respective employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities.

1.

Separation from Employment. McKinlay will remain an employee until September 30, 2024 (the “Separation Date”), whereupon McKinlay will voluntarily resign. Through the Separation Date, the Company will pay McKinlay all wages earned in accordance with the Company’s normal payroll procedures. Regardless of whether McKinlay signs this Agreement, after the Separation Date, McKinlay will be paid for accrued unused vacation time,. McKinlay may use the accrued vacation time through the Separation Date consistent with the Company’s policies with respect to the use of vacation time. Through the Separation Date, McKinlay will continue to accrue vacation time in accordance with the Company’s policies, and any use of vacation days before the Separation Date will reduce the amount of accrued vacation days to be paid out after the Separation Date. The payment contemplated under this Section will be made on McKinlay’s last payroll check following the Separation Date.

2.

Separation Benefits and Other Payments. Subject to, and in consideration of McKinlay’s execution and non-revocation of this Agreement, including the restrictive covenants set forth in Section 9 and the releases contained in Section 4, the Company will provide the following benefits.

a.

Separation Payment. The Company will pay McKinlay a lump sum severance payment equal to $112,500, less all required tax withholdings and other applicable deductions in accordance with the Company’s standard payroll procedures (the “Separation Payment”). This Separation Payment shall include any amounts that would have been paid to McKinlay for any bonus earned as of the Separation Date.

b.

COBRA Premium. As further consideration for McKinlay’s execution of and compliance with this Agreement, the Company agrees to pay McKinlay an amount equal to the current employer contribution for COBRA continuation coverage for family under the UMR High Deductible Plan with wellness benefit as if McKinlay had remained an employee of the Company for eighteen (18) months after the Separation Date less all applicable federal, state, and local taxes and withholdings required by law, to help offset the cost of COBRA, as grossed-up (“COBRA Premium”).

c.

Vehicle. Within a reasonable time after the Separation Date, the Company shall transfer to McKinlay title to the 2017 GMC Acadia, VIN 1GKKNXLS0HZ208035 (the “Vehicle”) currently being driven by McKinlay, free and clear of any liens, along with all keys, remote controls, manuals, and anything else relating to the Vehicle. McKinlay will be responsible for any income tax on the grossed-up cost of the Vehicle that may be due as a result of this transfer.

d.

Additional Consideration.  In consideration of his services during the Transition Period (as defined below) and subject to his continuing compliance with the terms of this Agreement, the Company shall pay McKinlay an aggregate of $400,000, less applicable taxes and withholdings, in two equal installments (the “Additional Consideration”). The first installment shall be paid on April 1, 2025, and the second and final installment shall be paid on September 30, 2025.

e.

No Other Payments. McKinlay understands, acknowledges, and agrees that the benefits set forth in this Section exceed what McKinlay is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the releases contained herein and the covenants set forth in Section 9. McKinlay further acknowledges that he is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

3.

Termination of Benefits. Except as otherwise provided by this Agreement, McKinlay’s participation in Company employee benefits, bonus, and all other compensation or commission plans, will terminate on the Separation Date, unless otherwise provided by law or benefit plan.

4.	Releases.

a.

McKinlay’s Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, McKinlay and McKinlay’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective former and current officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, the “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to McKinlay’s hire, benefits, employment, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of McKinlay’s execution of this Agreement, including, but not limited to:

i.

any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Missouri Human Rights Act (MHRA), the Missouri Service Letter Statute, the Missouri Minimum Wage Law, the Missouri Whistleblower’s Protection Act, the Missouri Wage Payment Law, any and all claims under the Arkansas Civil Rights Act of 1993, the Arkansas Uniform Contribution Among Tortfeasors Act, the Arkansas Minimum Wage Act, the Arkansas social media privacy law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.

any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii.

any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric and data privacy laws, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv.

any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and McKinlay does not waive, release, or discharge: (1) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (2) any right to file an unfair labor practice (ULP) charge under the NLRA or participate or assist in proceedings before the National Labor Relations Board (NLRB); (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (4) indemnification rights contained in the Company’s organizational documents.

This general release and waiver of claims also excludes, and McKinlay does not waive, release, or discharge: any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, the Equal Employment Opportunity Commission (EEOC) or similar state or local fair employment practices agency (FEPA). Nor does this general release and waiver of claims include, and McKinlay does not waive his rights to participate with the SEC or other law enforcement authority in connection with protected whistleblower activity reporting a possible violation of the securities laws, including in proceedings before the SEC.

b.

Company’s Release and Waiver of Claims. The Company (including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective former and current officers, directors, employees, shareholders, in their corporate and individual capacities) hereby agree to, and do, remise, release, and forever discharge McKinlay from any and all Claims that the Company may have or have ever had against McKinlay arising out of, or in any way related to, McKinlay’s hire, benefits, employment, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of McKinlay’s execution of this Agreement. Notwithstanding the foregoing, the Company does not waive any claims arising out of the violation or breach of this Agreement.

c.

Mutual Covenant not to Sue. Except as expressly provided in this Agreement, McKinlay and the Company each covenant not to commence, encourage, prosecute, or cause to be prosecuted against the other, or to advise any entity or person in bringing or prosecuting any complaint, charges, suit, or proceedings based on a claim, demand, cause of action, or liability that is related to the claims being released in this Agreement.

5.	McKinlay’s Representations. McKinlay specifically represents, warrants, and confirms that he:

a.

has not made any claims or allegations to the Company related to racial, religious, or sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

b.	has received or will receive pursuant to the terms of this Agreement all salary, wages, commissions, bonuses, and other compensation due to him;

c.	to the extent applicable, has previously reported any workplace injury in writing and is unaware of any facts that could give rise to a worker’s compensation claim that has not already been filed; and

d.	has been provided all leave that he requested, and is not aware of any facts that would give rise to a claim under FMLA or any other state or local leave law.

6.          Return of Property. Except as provide in Section 2, McKinlay agrees to return any and all Company property in his possession, custody, or control, including but not limited to any credit cards, access cards, badges, devices, computers, and/or other equipment, and any confidential, proprietary, or other business information, and any trade secret information belonging to the Company.

7.          Options. The Company and McKinlay acknowledge and agree that McKinlay’s outstanding options to acquire up to 4,000 shares of common stock are fully vested and remain exercisable in accordance with Section 9.3 of the applicable option agreement and that such unexercised vested options expire on the earlier of the Option Expiration Date (as defined in such option agreement) or the date that is 180 days after the Separation Date.

8.          Cooperation. McKinlay shall fully cooperate with the Company in responding as requested through the Separation Date. As requested by the Company and upon execution of this Agreement, McKinlay shall assist the Company in locating, training, and transitioning personnel to fill his current role and providing additional support following the Separation Date. The Transition Period shall begin on June 30, 2024 and shall end on September 30, 2025 (the “Transition Period”). By his Separation Date, he will provide, to the Company’s satisfaction, a written summary of all currently ongoing matters for which he is responsible and that he will fully cooperate with the Company in the orderly transition of his responsibilities to other person(s) designated by the Company. During the Transition Period, McKinlay further agrees that, upon reasonable notice, he will make himself available and will reasonably cooperate with the Company with respect to any legal, regulatory, or other matters or proceedings that relate in any way to his duties, responsibilities, acts, or omissions while employed by the Company. Following the Separation Date, McKinlay shall be entitled to reimbursement from the Company for any preapproved, out-of-pocket expenses incurred as a result of providing any such cooperation.

9.          Post Termination Obligations and Restrictive Covenants.

a.

Mutual Non-Disparagement. The Company and McKinlay agree that neither party shall make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other party. This Agreement does not in any way restrict McKinlay from exercising protected rights, including rights under the NLRA, including the right to file ULP charges or participate, assist, or cooperate in ULP or SEC investigations, including the Dodd-Frank Act to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order or a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

b.

Agreement Not to Solicit Employees. McKinlay agrees that during the one-year (1) period following his Separation Date, McKinlay shall not, either directly or indirectly, on McKinlay’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any person then employed by the Company or any of its affiliates, to seek employment with McKinlay or with any employer for which McKinlay works or is otherwise affiliated; nor shall McKinlay solicit, induce, recruit, or cause any person employed by the Company to terminate his/her employment with the Company for the purpose of joining, associating, or becoming employed with any other business or activity of McKinlay or any employer for which McKinlay is affiliated. The restrictions in this paragraph do not: (a) prevent an entity affiliated with McKinlay from employing any such person who contacts such an entity affiliated associated with McKinlay on his or her own initiative without any direct or indirect solicitation by or encouragement from McKinlay; or (b) apply to solicitations made to the public or the industry generally or at the initiative of a bona fide search firm.

c.

Agreement Not to Solicit Customers.  McKinlay understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of McKinlay’s experience with and relationship to the Company, he has had access to and learned about much or all of the Company’s customer information (the “Customer Information”). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company. McKinlay understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company. McKinlay agrees and covenants that for a period of one (1) year beginning on the Separation Date, he shall not directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Company’s current, former, or prospective customers for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Company.

d.

Agreement Not to Compete. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to McKinlay, for the period of one (1) year beginning on the Separation Date, McKinlay agrees and covenants not to engage in any Competitive Activity. For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Company, including manufacturing diversified chemical products, bio-based fuel products, and bio-based specialty chemical products. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require the Employee’s disclosure of trade secrets, proprietary information, or Confidential Information. Nothing in this Agreement prohibits McKinlay from purchasing or owning a minority interest of the publicly traded securities of any corporation, provided that McKinlay’s ownership represents a passive investment and that the McKinlay is not a controlling person of, or a member of a group that controls, the corporation or entity.

e.

Consideration. McKinlay hereby acknowledges that the Company’s agreement to make the payments set forth above in Section 2, including the Additional Consideration, is in consideration of McKinlay’s agreement to be bound by and comply with each of the provisions set forth in this Section 9.

10.        D & O Insurance. The Company will include McKinlay as a named insured under the Company’s D & O policies for two (2) calendar years following the Separation Date.

11.        Protection of Confidential Information. During the course of McKinlay’s employment with the Company, McKinlay has possessed, become aware of, learned of, and/or had access to information that is proprietary and owned by the Company and not readily available to outside parties through lawful means (hereinafter, the “Confidential Information”). Examples of Confidential Information include, but are not limited to, confidential intellectual property, trade secrets, operational practices, plans, methods, products, processes, formulas, devices, customer identities, customer lists, vendor identities, vendor lists, supplier identities, supplier lists, components, compositions, recipes, drawings, designs, formulations, memoranda, computer hardware, software, computer disks or CD’s, drawings, financial data, blueprints, or any reproductions of these, and the like. This Confidential Information is important and valuable to the Company’s business of manufacturing diversified chemical products, bio-based fuel products, and bio-based specialty chemical products (hereinafter, the “Company’s Business”). McKinlay will not directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate Confidential Information, or take any action causing, or fail to take any action necessary in order to prevent any such information to lose its character or cease to qualify as Confidential Information. The obligation to protect the Company’s Confidential Information survives the termination of the employment relationship.

12.        Remedies. In the event of a breach or threatened breach by McKinlay or the Company of any of the provisions of this Agreement, McKinlay and the Company hereby consent and agree that the other party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If either party files any suit against any of the Released Parties seeking damages, penalties, or other relief covered by this Agreement, that party will promptly dismiss the suit with prejudice upon the Company’s demand. This paragraph is specifically enforceable.

13.        Successors and Assigns. The Parties acknowledge and agree that this Agreement binds and inures to the benefit of their respective heirs, administrators, representatives, executors, successors, and permitted assigns.

14.        Assignment. Neither this Agreement, nor any of its rights, interests, or obligations, may be assigned or transferred (whether voluntarily, involuntarily, by operation of law, judicially, by merger, or otherwise) without the prior written consent of the other party. Any attempt to otherwise assign this Agreement will be null and void.

15.        Section 409A. This Agreement shall be interpreted and construed to reflect the intent of the Company that this Agreement be classified as a short-term deferral arrangement exempt from the provisions of Code Section 409A. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of this Agreement, and the Company shall not under any circumstances have any liability to McKinlay, or other person for any taxes, penalties, or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A. To the extent that any provision of the Plan is deemed to be subject to and to violate Code Section 409A, such provision shall be automatically reformed, if possible, to comply with Code Section 409A or stricken from the plan.

16.        Governing Law. This Agreement and all matters arising out of or relating to this Agreement and McKinlay’s employment or separation of employment with the Company, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Missouri (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

17.        Venue. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state court located in the state of Missouri, County of St. Louis or any federal court encompassing the same. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. McKinlay and the Company mutually waive any right to trial by jury in any action concerning this Agreement or McKinlay’s employment in general.

18.        Entire Agreement. This Agreement contains all of the understandings and representations between McKinlay and the Company relating to the subject matter herein and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

19.        Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Company and McKinlay. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20.        Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either party as the author or drafter of the Agreement.

21.        Invalidity. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such findings shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. Payments made as a result of this Agreement offset and extinguish any potential claim McKinlay may have had against the Company, known or unknown, as of the Separation Date.

22.        Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

23.        No Admission of Liability. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be construed or deemed to represent any concession or admission of liability or wrongdoing or any waiver of any defense.

24.        Notices. All notices under this Agreement must be given in writing at the addresses indicated in this Agreement or other addresses designated in writing by either party.

Notice to Company: FutureFuel Chemical Company 8235 Forsyth Blvd. Suite 400 St. Louis, MO 63105	Notice to McKinlay: Thomas McKinlay 14053 Boxford Ct. Chesterfield, MO 63017

25.        Revocation Period. McKinlay understands that he has twenty-one (21) calendar days from his receipt of this Agreement to consider and accept it and that he received this Agreement on May 23, 2024. McKinlay further understands that he may revoke this Agreement within seven (7) days after signing it (the “Revocation Period”) and that this Agreement does not become effective and the consideration payable under this Agreement will not be paid or provided until expiration of the Revocation Period (the “Effective Date”). If McKinlay validly exercises his right to revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect and the Separation Payment (defined below) otherwise payable hereunder shall not be due and owing.

IN WITNESS WHEREOF, each person signing below represents and warrants that he or she is fully authorized to sign and deliver this Agreement in the capacity set forth beneath his or her signature and the Parties hereto have signed this Agreement as of the date and year written below.

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FUTUREFUEL CHEMICAL COMPANY By: /s/ Rose M. Sparks Name: Rose M. Sparks Date: May 24, 2024	THOMAS MCKINLAY By: /s/ Thomas McKinlay Date: May 24, 2024